Exhibit 10.2

Northeast Bancorp

500 Canal Street

Lewiston, ME 04240

(207) 786-3245

December 30, 2010

Mr. Richard Wayne

25 Trailside Road

Weston, MA 02493

Dear Rick:

As you are aware, FHB Formation LLC has merged with Northeast Bancorp (“Northeast”), with Northeast being the surviving company (the “Merger”). It is my pleasure to confirm this offer to commence employment with Northeast and its wholly-owned subsidiary, Northeast Bank (the “Bank,” and together with Northeast, the “Company”) as of the consummation of the Merger on the terms and conditions set forth in this letter agreement (the “Agreement”).

1.	Employment. You will be employed by the Company commencing upon the closing date of the Merger (the “Commencement Date”) for a term of three years (the “Term”). Upon expiration of such Term, this Agreement shall be renewed for successive Terms of one year, unless either you or the Company gives written notice not less than 90 days prior to the date of any such anniversary of the election not to extend the Term (a “Non-Renewal Election”). You will serve on a full time basis as Chief Executive Officer of the Company and shall have all duties and responsibilities consistent with this position, and you shall initially be a member of the Board of Directors of the Company (the “Board”). You shall report directly to the Board and you agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company; provided, that you may serve on other boards of directors or engage in other activities as previously disclosed to or subsequently approved by the Board. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. While employed by the Company, you will not engage in any competitive business or operations.

2.	Base Salary. Your annualized base salary will be $250,000, less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices. Such base salary may be increased from time to time in accordance with normal business practices and in the sole discretion of the Company. The base salary in effect at any given time is referred to herein as “Base Salary.”

3.	Bonus. You will be eligible to participate in the Company’s non-equity incentive compensation plan as determined by the Company’s Compensation Committee of the

Board from time to time. To qualify for payment of any earned incentive compensation in each calendar year, you must be actively employed by the Company on the day such incentive compensation is paid.

4.	Equity. Effective the official date of the Merger, the Company intends to implement the 2010 Stock Option and Incentive Plan (the “Plan”). You will receive an option to purchase 237,616 shares of the Company’s common stock, $0.01 par value per share, subject to the terms and conditions of the Plan and the applicable award agreement.

5.	Benefits. You will be eligible to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion.

6.	Vacation. You will be eligible for a maximum of five (5) weeks of paid vacation per calendar year to be taken in accordance with Company policy.

7.	Confidential Information, Nonsolicitation and Cooperation.

(a)	Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by you in the course of your employment by the Company, as well as other information to which you may have access in connection with your employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of your duties under Section 7(b).

(b)	Confidentiality. You understand and agree that your employment creates a relationship of confidence and trust between you and the Company with respect to all Confidential Information. At all times, both during your employment with the Company and after its termination, you will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing your duties to the Company.

(c)	Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to you by the Company or are produced by you in connection with your employment will be and remain the sole property of the Company. You will return to the Company all such materials and property as and when requested by the Company. In any event, you will return all such materials and property immediately upon termination of your employment for any reason. You will not retain any such material or property or any copies thereof after such termination.

(d)	Nonsolicitation. During your employment with the Company and for the 24-month period following your termination from the Company (such 24-month period, the “Restricted Period”), regardless of whether it is a voluntary or involuntary termination, you, either alone or in the association of others, (i) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of your employment with the Company); and (ii) will refrain from soliciting or encouraging any client, customer, account or business partner or prospective client, customer, account or business partner to terminate or otherwise modify adversely its business relationship with the Company. You understand that the restrictions set forth in this Section 7(d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(e)	Third-Party Agreements and Rights. You hereby confirm that you are not bound by the terms of any agreement with any previous employer or other party which restricts in any way your use or disclosure of information or your engagement in any business. You represent to the Company that your execution of this Agreement, your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any such previous employer or other party. In your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f)

Litigation and Regulatory Cooperation. During and after your employment, you shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with the performance of your obligations pursuant to this Section 7(f).

(g)	Injunction. You agree that it would be difficult to measure any damages caused to the Company which might result from any breach by you of the promises set forth in this Section 7, and that in any event, money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

8.	Noncompetition. During your employment with the Company and during the Restricted Period, regardless of whether it is a voluntary or involuntary termination, you will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined). You understand that the restrictions set forth in this Section 8 are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agree that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” shall mean (i) the business of community banking and/or insurance agencies in any state of the United States where the Company is doing such business and/or (ii) the business of affinity deposit services and/or loan acquisition and/or loan servicing in any state of the United States where the Company is doing business at any time during your employment; provided, however, you may own up to one percent of the outstanding stock of a publicly-held corporation that constitutes or is affiliated with a Competing Business.

9.	Salary Continuation in the Event of Termination of Employment.

(a)	In the event (i) your employment with the Company is (a) terminated by the Company without Cause (as hereinafter defined) or by you for Good Reason (as hereinafter defined) or (b) the Company makes a Non-Renewal Election, and (ii) you execute and allow to become binding a release of claims (the “Release”) prepared by the Company by a date no later than the earlier of the date specified on the Release and 60 days after your employment with the Company ends, Section 8 shall terminate unless the Company (in the sole discretion of the Board) pays you an amount equal to the base salary you would have received for the duration of the Restricted Period, less applicable taxes and withholdings, payable in accordance with the Company’s regular payroll practices over the Restricted Period beginning on the first payroll date that occurs at least 60 days following the termination of your employment.

(b)	For purposes of this Agreement, “Cause” for termination shall be deemed to exist upon (a) a good faith finding by the Board of conduct by you constituting deliberate dishonesty or gross misconduct in connection with your employment, which has continued for more than 30 days following written notice of such deficiencies from the Board; (b) a good faith finding by the Board of your commission of any crime involving moral turpitude or any felony; (c) your commitment of any fraud, embezzlement, breach of fiduciary duty or misappropriation of funds against the Company; (d) your material violation of any of the terms of Section 7 or Section 8 of this Agreement; (e) your material violation of the Company’s written policies or rules material to your employment that results in material demonstrable harm to the Company and which has continued for more than 30 days following written notice of such violation from the Board; or (f) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(c)	For purposes of this Agreement, “Good Reason”, means any of the following, without your consent, provided the Company has not cured such matter within 30 days of notice by you to the Company and you provide such notice within 60 days of the first occurrence of such matter: (a) requiring your primary work location (excluding business travel) to be more than 50 miles from the corporate offices in Boston, Massachusetts, (b) the material failure of the Company to pay the compensation in the amounts and manner and at the times set forth in this Agreement, (c) a material adverse change in your title, or (d) a material diminution in your responsibilities, authority or duties which are materially inconsistent with your title without your prior consent.

10.	Compliance with EESA; TARP Waiver Agreement. You acknowledge and understand that (a) the Company is currently a participant in the Capital Purchase Program, developed pursuant to the United States Department of Treasury’s Troubled Asset Relief Program (“TARP”) under the Emergency Economic Stabilization Act of 2008 (“EESA”), (b) under the EESA, as amended by the American Recovery and Reinvestment Act of 2009, and as clarified and expanded through an Interim Final Rule published June 15, 2009, certain executive compensation restrictions and prohibitions have been imposed on all TARP participants, including the Company; and (c) such restrictions and limitations apply or may apply to you and/or your compensation hereunder whether as a result of your role as Chief Executive Officer of the Company or otherwise on or after the Commencement Date. In light of the foregoing, you hereby agree to execute and return to the Company on or prior to the Commencement Date the TARP Waiver Agreement attached hereto as Exhibit A.

11.

Choice of Law. This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

12.	Effect of Section 409A.

(a)	Six Month Delay. For purposes of this Agreement, a termination of employment shall mean a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your separation from service (as defined in Section 409A of the Code) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and you are a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit will not be paid before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A of the Code) or (ii) the tenth day after the date of your death (as applicable, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date will be paid to you in a lump sum on the first payroll date after such New Payment Date, and any remaining payments will be paid on their original schedule.

(b)	General 409A Principles. For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments that are due within the “short term deferral period” as defined in Section 409A of the Code or are paid in a manner covered by Treas. Reg. Section 1.409A-1(b)(iii) will not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code. This Agreement is intended to comply with the provisions of Section 409A of the Code and the Agreement will, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement will have the meanings given such terms under Section 409A of the Code if and to the extent required to comply with Section 409A of the Code. In any event, the Company makes no representations or warranty and will have no liability to you or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.

(c)	Expense Timing. Payments with respect to reimbursements of business expenses will be made in the ordinary course of business and in any case on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. The right to reimbursement or in-kind benefits pursuant to this Agreement is not subject to liquidation or exchange for another benefit.

If you agree that this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me. You understand and agree that, in the event the merger agreement governing the Merger is terminated, this Agreement will be null and void and of no further force and effect.

Sincerely,

By:	/s/ Claire S. Bean
	Name:	Claire S. Bean
	Title:	Chief Financial Officer

The foregoing correctly sets forth the terms of my employment with the Company. I am not relying on any representations other than those set forth above.

/s/ Richard Wayne	December 30, 2010
Richard Wayne	Date

EXHIBIT A

December 30, 2010

Mr. Richard Wayne

25 Trailside Road

Weston, MA 02493

Re:	TARP Executive Compensation Restrictions

Dear Rick:

As you know, Northeast Bancorp (“Northeast”) is currently a participant in the Capital Purchase Program, developed pursuant to the United States Department of Treasury’s Troubled Asset Relief Program (“TARP”) under the Emergency Economic Stabilization Act of 2008 (“EESA”). Under the EESA, as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), certain executive compensation restrictions and prohibitions have been imposed on TARP participants, including Northeast. The Department of Treasury subsequently clarified and expanded upon these executive compensation restrictions through an Interim Final Rule (the “Rule”).

Generally, and depending on the particular restriction, these executive compensation restrictions apply to Northeast’s “named executive officers” (“NEOs”) and up to 20 of the “most highly compensated employees” of Northeast, Northeast Bank (the “Bank”) and its other subsidiaries. Under the Rule, the most highly compensated employees are determined on a fiscal year basis based on prior fiscal year compensation. The group of most highly compensated employees may change from fiscal year to fiscal year.

This letter agreement (this “Agreement”) shall set forth an understanding between you and Northeast with respect to the applicability of the executive compensation restrictions and prohibitions described in EESA, ARRA, the Rule and any additional guidance and interpretation thereunder (collectively, the “TARP Restrictions”). You and the Bank hereby acknowledge and agree that during the period in which Northeast is a TARP participant, as determined in accordance with the Rule (the “TARP Period”), you may be or become subject to some or all of the TARP Restrictions. Specifically, and notwithstanding the terms of any agreement between you, the Bank and/or Northeast or any of its other subsidiaries to the contrary, during the TARP period you hereby acknowledge and agree:

1. In any year that you are the most highly compensated employee, except to the extent permitted by the Rule, you shall be prohibited from receiving or accruing (and the Bank, Northeast and its other subsidiaries shall be prohibited from paying you or accruing on your behalf) any bonus, retention award, or incentive compensation (as such terms are defined in the Rule). If you receive or are paid any such prohibited bonus, retention award or incentive compensation, then you agree to promptly return or repay to Northeast or the Bank (as applicable) such prohibited amounts. If you earn any such bonus, retention award or incentive compensation in a year or for any period in which you are not subject to this TARP Restriction, but such payment is payable during a time when you are subject to this TARP Restriction, then such payment may be made to you at the earliest time permitted under the Rule.

2. In any year during the TARP Period that you are an NEO or one of the five most highly compensated employees, except to the extent permitted by the Rule, you shall be prohibited from receiving (and the Bank, Northeast and its other subsidiaries shall be prohibited from paying you or accruing on your behalf) any “golden parachute payment” (as such term is defined in the Rule), which shall include any amount accrued or paid on account of your departure from the Bank, Northeast or any of its subsidiaries for any reason and any amount accrued or paid in connection with a change in control of the Bank, Northeast or any of its other subsidiaries, except for payments for services performed or benefits accrued.

3. If you are an NEO or one of the 20 most highly compensated employees, to the extent required under the Rule, any bonus, retention award or incentive compensation (as such terms are defined in the Rule) paid or accrued to you during the TARP Period shall be subject to recovery or “clawback” by Northeast if such payments or accruals were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. You and the Bank hereby agree to cooperate with Northeast to effect any clawback of compensation required by the TARP Restrictions.

4. In any year during the TARP Period that you are an NEO or one of the 20 most highly compensated employees, except to the extent permitted under the Rule, you shall not be permitted to receive (and the Bank, Northeast and its other subsidiaries shall not be permitted to pay you or accrue on your behalf) any tax “gross-up” (as such term is defined in the Rule), including any reimbursement for the payment of taxes relating to severance payments, perquisites, a change in control of the Bank, Northeast or any of its subsidiaries, or any other form of compensation.

5. In any year that you are an NEO and the most highly compensated employee, you acknowledge and agree that Northeast will be required to publicly disclose and describe any perquisites paid to or accrued by you with an aggregate value for such year that exceeds $25,000.

6. If requested by the Department of Treasury in connection with Northeast’s participation in TARP, you hereby agree to grant to the Department of Treasury a waiver releasing the United States, the Bank, Northeast and its other subsidiaries from any claims related to any TARP Restriction, and Northeast’s participation in TARP that you may otherwise have, including, without limitation, any claims for compensation you would otherwise receive, but for such requirements.

7. You and the Bank hereby agree to cooperate with Northeast and timely provide all documents and information as reasonably requested by Northeast, its Compensation Committee, its Chief Executive Officer or its Chief Financial Officer (as applicable) in connection with (i) Northeast’s determination of its most highly compensated employees, (ii) all compensation or compensation plan reviews and assessments required under the Rule, and (iii) all certifications and disclosures required under the Rule.

As noted above, the Rule is subject to revision by the Department of Treasury. You agree that this Agreement shall be amended as may be necessary to fully comply with all relevant provisions of EESA, ARRA, and the Rule and any further interpretation thereunder.

This Agreement shall not be construed as creating any contract for continued services between you and the Bank, Northeast or any of its other subsidiaries and nothing herein contained shall give you the right to be retained as an employee of the Bank, Northeast or any of its other subsidiaries.

Please countersign this Agreement in the space provided below and return this Agreement to Northeast.

NORTHEAST BANCORP

By:	/s/ Claire S. Bean
	Name:	Claire S. Bean
	Title:	Chief Financial Officer

Acknowledged, Accepted and Agreed to:

/s/ Richard Wayne
Richard Wayne

NORTHEAST BANK

By:	/s/ Claire S. Bean
	Name:	Claire S. Bean
	Title:	Chief Financial Officer